Exhibit 4.1
NTN BUZZTIME INC.
WARRANT

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION AFFORDED BY THE SECURITIES ACT AND/OR RULES PROMULGATED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT THERETO. NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED OR QUALIFIED (AS THE CASE MAY BE) UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES (THE "BLUE SKY LAWS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION (AS THE CASE MAY BE) AFFORDED UNDER SUCH SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR THE HOLDER'S OWN ACCOUNT FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR RESALE OR DISTRIBUTION.

This Warrant (as defined below) is being issued pursuant to that certain Securities Purchase Agreement (the "Purchase Agreement") of even date herewith by and among NTN Buzztime, Inc., a Delaware corporation ("Company") and the investor parties thereto.

THIS CERTIFIES THAT, for value received, [●] ("Holder") is entitled, subject to the terms and conditions of this Warrant, to purchase from Company, up to [●] shares of Common Stock (as defined below) (such shares and all other shares issued or issuable pursuant to this Warrant referred to hereinafter as "Warrant Shares") at a price of $0.40 per share (such price, as adjusted hereunder, the "Exercise Price").

1.            Definitions: As used in this Warrant, the following terms shall have the following meanings:

"Common Stock" means the common stock, $0.005 par value, of the Company.

"Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event or both.

"Exercise Date" means, in the case of an exercise pursuant to Section 2.1, the date on which the aggregate Exercise Price is received by the Company, together with delivery of the Notice of Exercise and this Warrant, in accordance with Section 2.1, and, in the case of an exercise pursuant to Section 2.2, the date on which the Notice of Exercise and this Warrant are delivered to the Company in accordance with Section 2.2.

"Exercise Period" means the period of time commencing at 12:01 a.m. Pacific Time on the Initial Exercise Date and ending at 5:30 P.M. Pacific Time on the Expiration Date.

"Expiration Date" means the five year anniversary of the Issuance Date.

"Fair Market Value" of a share of Common Stock as of a particular date means:

(a)
If the Common Stock is then listed or quoted on a Trading Market, the Fair Market Value shall be deemed to be the average of the closing price of the Common Stock on such Trading Market over the ten (10) Trading Days ending on the Trading Day immediately prior to the Exercise Date;

(b)
If the Common Stock is not then quoted or listed on a Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(c)
If the Common Stock is not then quoted or listed on a Trading Market and if prices for the Common Stock are not then reported in the "Pink Sheets," the Fair Market Value shall be the value thereof, as agreed upon by the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder.  Fees and expenses of the valuation firms shall be paid equally by the Company and the Holder.

"Fundamental Transaction" means (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or the Common Stock is converted into or exchanged for securities, cash or other property (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or (c) any sale, lease, exclusive license or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any person or group of related persons (other than to any of the Company’s wholly owned subsidiaries).

"Initial Exercise Date" means May 11, 2014.

"Issuance Date" means November 12, 2013.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, including any governmental authority or political subdivision thereof.

"Trading Day" means a day on which the NYSE MKT is open for trading.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

"Transfer" means any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process).

"Warrant" means this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

2.            Exercise.

2.1            Payment.  Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, during the Exercise Period, this Warrant may be exercised, in whole or in part at any time or from time to time, by delivery of:

(a)	the form of Notice of Exercise attached hereto as Exhibit 1 (the "Notice of Exercise"), duly executed by Holder, to the Company at its then principal office;

(b)	this Warrant at the principal office of the Company, and

(c)
payment in cash, by check or by wire transfer of an amount equal to the product obtained by multiplying the number of shares of Warrant Shares being purchased upon such exercise by the then effective Exercise Price.

2.2            Cashless Exercise.  If at any time during the Exercise Period there is no effective registration statement registering the resale by Holder of the Warrant Shares, then this Warrant may also be exercised at such time by means of a "cashless exercise" in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Fair Market Value of one share of Common Stock on the Trading Day immediately preceding the date of the Exercise Date
(B)	=	the Exercise Price of one share of Warrant Shares (as adjusted to the date of such calculation)
(X)	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the date of such calculation)

If Holder elects to exercise this Warrant as provided in this Section 2.2, Holder shall deliver this Warrant, along with the Notice of Exercise, duly executed by Holder, to the Company at its then principal office.

2.3            Stock Certificates; Fractional Shares.  As soon as practicable on or after any exercise of this Warrant pursuant to this Section 2, the Company shall issue and deliver to Holder a certificate or certificates for the number of whole shares of Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current Fair Market Value of one whole share of Warrant Shares as of the date of exercise of this Warrant.  No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.

2.4            Partial Exercise; Effective Date of Exercise.  In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Warrant Shares purchasable hereunder.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date.  Holder shall be treated for all purposes as the holder of record of the Warrant Shares to which it is entitled upon exercise of this Warrant as of the close of business on the Exercise Date.

2.5            Exercise Price Adjustment.  The Exercise Price in effect at any time and the number of Warrant Shares purchased upon the exercise of this Warrant shall be subject to adjustment from time to time only upon the happening of the following events:

(a)
Stock Dividend, Subdivision and Combination. In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock or Convertible Securities without payment of any consideration for the additional shares of Common Stock or the Convertible Securities (including the additional shares of Common Stock issuable pursuant to the terms thereof), (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action (including the additional shares of Common Stock issuable pursuant to the terms of Convertible Securities issued as a dividend or as a distribution as contemplated by clause (i) of this Section 2.5(a)). Such adjustment shall be made successively whenever any event listed above shall occur.

(b)
Other Distributions.  If at any time after the date hereof the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, Common Stock or Convertible Securities), then the Company may, at its option, either (i) decrease the Exercise Price of this Warrant by an appropriate amount based upon the value distributed on each share of Common Stock as determined in good faith by the Company’s board of directors or (ii) provide by resolution of the Company’s board of directors that on exercise of this Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the Warrant Shares otherwise receivable on exercise hereof, the number of shares or other securities or property which would have been received had this Warrant at the time been exercised.

(c)
Merger.  If at any time after the date hereof there shall be a merger, consolidation, share exchange or similar transaction of the Company with or into another entity (other than any such transaction in which the Company is the surviving entity and which does not result in any reclassification or change in the securities issuable upon exercise of this Warrant), then the Company will make provision to ensure that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares or other securities or property of the Company, or successor entity resulting from such transaction, which would have been received by Holder for the shares of Common Stock subject to this Warrant had this Warrant been exercised at such time.

(d)
Reclassification, Etc.  If at any time after the date hereof there shall be a change or reclassification of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, then Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares or other securities or property resulting from such change or reclassification, which would have been received by Holder for the shares of Common Stock subject to this Warrant had this Warrant been exercised at such time.

(e)
Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 2.5, the number of Warrant Shares issuable upon the exercise at the adjusted Exercise Price of this Warrant shall be adjusted to the nearest number of whole shares of Common Stock by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(f)
Notice of Adjustment. Whenever the Exercise Price shall be adjusted as provided in this Section 2.5, the Company shall provide notice of such adjustment to the holder of this Warrant together with a statement, certified by the chief financial officer of the Company, showing in detail the facts requiring such adjustment and the Exercise Price that shall be in effect after such adjustment.  Notwithstanding anything to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require a change in the Exercise Price of at least one cent ($0.01); provided, however, that any adjustments which by reason of this Section 2.5(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

3.            Valid Issuance; Taxes.  All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable; provided that Holder shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.  The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for Warrant Shares in any name other than that of Holder, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company's satisfaction that no tax or other charge is due.

4.            Loss or Mutilation.  Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

5.            Reservation of Warrant Shares.  The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time as necessary, will take all steps necessary to amend its certificate of incorporation to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant.  All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws.  Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Warrant Shares upon the exercise of this Warrant.

6.            Restrictions On Transfer.  Holder, by acceptance hereof, agrees that, absent an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), covering the disposition or sale of this Warrant or the Warrant Shares, as the case may be, and registration or qualification under applicable state securities laws, such Holder shall not Transfer any or all of this Warrant or Warrant Shares, as the case may be, unless the Company has received a written opinion of counsel, in form and substance satisfactory to the Company, that no such registration is required and that the transfer will not otherwise violate the Securities Act, the Securities Exchange Act of 1934, or applicable state securities laws.

7.            Notice of Record Date and Certain Other Events.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to Holder, at least 10 days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date.  In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to Holder, at least 10 days prior to the date of the occurrence of any such event, a notice specifying such date.  In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any Fundamental Transaction, the Company shall mail to the Holder, at least 10 days prior to the date of the closing of such event, a notice specifying such date.

8.            Notice.  All notices and other communications from the Company to the Holder or from the Holder to the Company shall be sent in accordance with the provisions of the Purchase Agreement.

9.            Headings; Section Reference.  The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.  All Section references herein are references to Sections of this Warrant unless specified otherwise.

10.         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions.  The parties agree that the California Superior Court located in the County of San Diego, State of California shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Warrant, or otherwise relating to the parties relationship.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Warrant and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of his or its costs and expenses relating to such issue (including without limitation, reasonable attorney's fees and disbursements) in addition to any other relief to which such party may be entitled.

11.         Severability.  If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.         No Rights as Shareholder Until Exercise.  This Warrant does not entitle Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

13.         Saturdays, Sundays and Holidays.  If the Expiration Date falls on any day that is not a Trading Day, the Expiration Date shall automatically be extended until 5:30 P.M. the next Trading Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned duly authorized representative of the Company has executed this Warrant as of the day and date first written above.

NTN Buzztime, Inc.

By:
Name:	Kendra Berger
Title:	Chief Financial Officer

EXHIBIT 1

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

TO:           NTN BUZZTIME, INC.

1.
The undersigned hereby elects to purchase ________ Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any. If said number of Warrant Shares shall not be all the Warrant Shares purchasable under the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of the shares purchasable thereunder.

2.	Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2.2.

Date:____________________________________	Holder:

____________________________________________________________________
By:
Its: